EXHIBIT 10.3

RESPONSIBILITIES OF THE MANAGEMENT COMMITTEE

BlastGard International, Inc. (Corporation)

Responsibilities of the Management Committee

1.

Administer the business of the Corporation and generally supervise its day-to-day activities.

2.

Control and manage the funds and other property of the Corporation and have general oversight of business matters affecting the Corporation, consistent with the strategic directions established by the Board of Directors.

3.

Designate banks to be used as depositories of Corporation funds, upon the recommendation of the auditors and approval by the Board.

4.

Review the budget as submitted by the CFO and submit its recommendations to the Board for approval.

5.

Make recommendations concerning the Corporation’s fiscal structure, resource allocations and other financial matters to the Board.

6.

Make recommendations to the Board on the appointment of Corporate    Executives.

7.

Undertake any other duties as may be assigned from time to time by the Board.

Charge of the Committee

The Management Committee is to administer the day to day affairs of the company in a fashion consistent with the overall strategy established by the Board of Directors. The Management Committee consists of three corporate executives (one member, the COO, to be appointed by Dominick & Dominick Securities). The two other members of the Management Committee are the CEO and the President.

Responsibilities of the Chair of the Management Committee

1.

Work closely with Management Committee members, the Board of Directors, Management and Staff.

2.

Chair and attend all Management Committee meetings.

3.

Work with Management Committee members on the development of meeting agendas.

Oversee and endorse all formal written Management Committee position papers and/or recommendations.